EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

Mark Haidet – Chief Financial Officer (770) 576-6404

Melissa Coley - Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Strong Fourth Quarter Results

Continued strong growth results in adjusted earnings of $.10 per diluted share in the fourth quarter and increased guidance for 2005

ATLANTA—(BUSINESS WIRE)—Feb. 17, 2005—Radiant Systems, Inc. (NASDAQ: RADS - News), a leading provider of innovative technology for the hospitality, petroleum and convenience store and entertainment industries, today announced financial results for the fourth quarter ended Dec. 31, 2004.

Summary financial results for the fourth quarter of 2004 are as follows:

•	Total revenues for the period were $39.8 million, an increase of 78.7 percent over revenues of $22.3 million for the same period in 2003.

•	Net income before discontinued operations for the period was $1.7 million, or approximately $0.06 per diluted share, an improvement of $4.5 million, or $0.16 per diluted share, compared to the same period in 2003.

•	Net income for the period was $1.7 million, or approximately $0.06 per diluted share, an improvement of $7.1 million, or $0.25 per diluted share, compared to the same period in 2003.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $2.9 million or $0.10 per diluted share, an increase of $4.8 million or $.17 per diluted share, compared to the same period last year.

Summary financial results for the year ended Dec. 31, 2004 are as follows:

•	Total revenues were $134.9 million, an increase of 43.6 percent over revenues of $93.9 million for 2003.

•	Net income from continuing operations was $1.5 million, or approximately $0.05 per diluted share, an improvement of $7.4 million, or $0.26 per diluted share, compared to 2003.

•	Net income was $4.2 million or approximately $0.14 per diluted share, an increase of $51.9 million, or $1.85 per diluted share, compared to 2003.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $6.4 million or $.22 per diluted share, an increase of $9.7 million or $.34 per diluted share, compared to 2003.

John Heyman, the Company’s chief executive officer commented, “Our 2004 results demonstrate the strength of our product and service capabilities across the globe. We have built the foundation for long term profitable growth and we are seeing acceleration in our business model. We are delivering excellent value to our customers with a superior product suite, service oriented channel partners and an outstanding group of committed employees. These ingredients will fuel our ongoing growth.”

Mark Haidet, the Company’s chief financial officer commented, “The business continues to track against our long term business model. We have demonstrated our ability to grow while better leveraging our cost structure and strengthening our balance sheet. Our operating margin showed steady improvement throughout the year with a fourth quarter operating margin of eight percent. We generated more than $1.8 million of free cash flow during the fourth quarter and $6.2 million for the year.”

Haidet added, “Growth and success across the business in 2004 has increased our visibility and allowed us to increase our guidance for 2005. The Company is increasing guidance for the full year with a revenue range of $155 million to $160 million and adjusted earnings of $.30 to $.38 per diluted share. For the first quarter of 2005, the Company is providing guidance with a revenue range of $34 million to $36 million and adjusted earnings of $.05 to $.06 per diluted share. We expect revenues and earnings to increase throughout the year subsequent to the seasonality of the first quarter.”

On Jan. 31, 2004 the Company completed the disposition of its Enterprise Software Systems segment. The historical financial statements for Dec. 31, 2003 have been reclassified with the Enterprise Software Systems segment reported in discontinued operations for comparability with the 2004 financial statements. Additionally, on Jan. 12, 2004 the Company completed its acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition.

The Company provides adjusted net income/(loss) and adjusted net income/(loss) per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income/(loss) has been adjusted to exclude amortization of acquisition related intangible assets and non-recurring charges. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its fourth quarter 2004 conference call today at approximately 5 p.m. Eastern Time. This call is being Web cast by CCBN and can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-765-3648 – conference ID# 121044.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality, petroleum and convenience store, and entertainment industries. Radiant’s point-of-sale, self-service kiosk, and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	December 31, 2004	December 31, 2003
Current assets
Cash and cash equivalents	$15,067	33,774
Accounts receivable, net	25,997	18,614
Inventories	18,647	13,098
Other short-term assets	2,122	4,688

Total current assets	61,833	70,174

Property and equipment, net	8,590	11,229
Software development costs, net	2,344	2,844
Goodwill	34,927	7,537
Intangibles and other long-term assets	22,060	920

	$129,754	92,704

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$25,764	12,864
Accrued contractual obligations	1,341	—
Customer deposits and unearned revenue	9,881	12,257
Current portion of long-term debt	5,661	524

Total current liabilities	42,647	25,645

Client deposits and deferred revenues, net of current portion	564	—
Long-term debt, less current portion	12,892	136
Other long-term liabilities	344	—

Total liabilities	56,447	25,781

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 29,321,360 and 28,105,095 shares issued and outstanding	—	—
Additional paid-in capital	118,649	116,480
Accumulated other comprehensive income	244	217
Accumulated deficit	(45,586)	(49,774)

Total shareholders’ equity	73,307	66,923

	$129,754	92,704

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the year ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
System sales	$23,956	$9,778	$72,198	$42,937
Client support, maintenance and other services	15,814	12,473	62,676	51,000

Total revenues	39,770	22,251	134,874	93,937
Cost of revenues:
System sales.	13,055	6,194	36,546	24,973
Impairment of capitalized software and acquired software technologies	—	535	—	1,438
Client support, maintenance and other services	10,537	7,558	39,372	32,668

Total cost of revenues	23,592	14,287	75,918	59,079

Gross profit	16,178	7,964	58,956	34,858
Operating Expenses:
Product development.	3,064	2,806	12,864	10,245
Sales and marketing.	4,512	3,103	18,453	14,277
Depreciation of fixed assets	966	765	3,792	3,377
Amortization of intangible assets.	1,284	—	4,891	—
Non-recurring charges	—	418	—	1,179
General and administrative	4,347	2,435	16,308	10,610

Total operating expenses	14,173	9,527	56,308	39,688
Income (loss) from operations.	2,005	(1,563)	2,648	(4,830)
Interest and other (expense) income, net.	(344)	177	(1,034)	605

Income (loss) from continuing operations before income taxes	1,661	(1,386)	1,614	(4,225)
Income tax provision.	10	1,478	139	1,730

Income (loss) from continuing operations	1,651	(2,864)	1,475	(5,955)
Discontinued operations
Loss from operations of Enterprise business, net	—	(2,545)	(913)	(41,776)
Gain on disposal of Enterprise business, net.	—	—	3,626	—

Income (loss) from discontinued operations	—	(2,545)	2,713	(41,776)

Net income (loss)	$1,651	$(5,409)	$4,188	$(47,731)

Income (loss) per share from continuing operations
Basic.	$0.06	$(0.10)	$0.05	$(0.21)

Diluted.	$0.06	$(0.10)	$0.05	$(0.21)

Net income (loss) per share
Basic	$0.06	$(0.19)	$0.15	$(1.71)

Diluted	$0.06	$(0.19)	$0.14	$(1.71)

Weighted average shares outstanding:
Basic	28,925	27,760	28,828	27,835

Diluted	29,390	27,760	29,099	27,835

Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$1,651	$(5,409)	$4,188	$(47,731)
Operations of discontinued business.	—	2,545	913	41,776
Gain on disposal of discontinued business.	—	—	(3,626)	—
Impairment of capitalized software and acquired software technologies	—	535	—	1,438
Lease termination and severance costs	—	418	—	1,179
Amortization of purchased intangibles	1,284	—	4,891	—

Adjusted net income (loss)	$2,935	$(1,911)	$6,366	$(3,338)

Adjusted net income (loss) per diluted share	$0.10	$(0.07)	$0.22	$(0.12)